Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2005, except for the restatement described in Note 13 to the consolidated financial statements included in the Annual Report on Form 10K/A for the year ended December 31, 2004 (not incorporated herein), as to which the date is May 16, 2005, relating to the financial statements and financial statement schedule, of SonicWALL, Inc., which appears in SonicWALL Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ PricewaterhouseCoopers LLP
San Jose, California
March 13, 2006